The Board of Directors
Infohiway, Inc.:


We consent to the inclusion in the registration statement (No. 333-52731) on Form S-1, Amendment No. 2, of Rocky Mountain Internet, Inc. of our report dated July 14, 1998 with respect to the balance sheet of Infohiway, Inc. as of December 31, 1997, and the related statement of operations stockholders' equity, and cash flows for the year then ended, and to the reference to our firm under the heading "Experts" in the registration statement.

                                                  KPMG Peat Marwick LLP

Denver, Colorado
July 23, 1998